Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Dan Swenson
Treasurer
847/405-2515
dswenson@cfindustries.com

Terra Nitrogen Company, L.P. Reports First Quarter
2015 Results

DEERFIELD, IL (May 6, 2015)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $59.0 million on sales of $126.6 million for the quarter ended March 31, 2015. This compares to net earnings of $102.9 million on sales of $177.7 million for the 2014 first quarter. Net income allocable to Common Units was $37.5 million ($2.03 per Common Unit) and $60.4 million ($3.26 per Common Unit) for the 2015 and 2014 first quarters, respectively.

Results for the first quarter of 2015 included an unrealized net mark-to-market gain on natural gas derivatives of $3.9 million compared to a loss of $4.0 million in the first quarter of 2014.

Analysis of Results
Sales for the 2015 first quarter totaled $126.6 million, compared to $177.7 million for the 2014 first quarter. The decrease in revenues was primarily due to lower sales volume as a result of a planned shutdown and turnaround of an ammonia and UAN plant during the first quarter of 2015. The ammonia plant turnaround took approximately nine weeks and was completed in the first quarter of 2015. The UAN plant turnaround took approximately eleven weeks and was completed during the second week of April 2015. The turnaround did not impact ammonia volume as significantly as it impacted UAN volume. The sales of existing inventory and the shorter ammonia turnaround, which resulted in the ammonia plant returning to production before the UAN plant, together mitigated some of the impact on ammonia sales during the first quarter. Ammonia average selling price increased due to tighter overall industry supply conditions compared to the prior year period, while UAN average selling prices decreased modestly.
Net earnings for the 2015 first quarter totaled $59.0 million, compared to net earnings of $102.9 million for the 2014 first quarter. The decrease in net earnings was primarily driven by lower production volume in 2015 compared to 2014 and other manufacturing costs including costs associated with the turnaround activities, partially offset by a reduction in realized natural gas costs.
Comparing the first quarter 2015 to 2014, TNCLP’s:

•	Ammonia average selling prices increased by 21 percent and UAN average selling prices decreased by 2 percent;

•	Ammonia sales volume decreased by 3 percent and UAN sales volume decreased by 42 percent; and

•	Realized natural gas cost per MMBtu decreased by 13 percent.

Cash Distribution
Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital expenditures. In the first quarter of 2015, capital expenditures were $47.8 million as compared to $16.4 million in 2014, with the increase primarily due to plant turnaround activities. For the full year 2015, TNCLP is expected to have capital expenditures in the range of $70 million to $90 million.

TNCLP reported on May 6, 2015 the declaration of a cash distribution for the quarter ended March 31, 2015, of $2.08 per common limited partnership unit payable May 29, 2015 to holders of record as of May 18, 2015.

Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Subsequent Event
On May 5, 2015, the Internal Revenue Service (“IRS”) issued proposed regulations on the types of income and activities which constitute qualified income of a Master Limited Partnership (“MLP”). The proposed regulations would have the effect of limiting the types of income and activities which qualify under the MLP rules, subject to certain transition provisions. The IRS proposal specifically highlights companies that perform chemical processing and transformation activities as one of the focuses of the proposed changes, but the proposed regulations do not contain specific proposals regarding fertilizer related activities. The proposed regulations reserve on the provisions relating to fertilizer activities.

TNCLP’s tax treatment for federal income tax purposes depends on its status as an MLP. Currently, no federal income taxes are paid by TNCLP due to its MLP status. Any change in the tax treatment of qualified income of fertilizer related activities could have a material impact on the taxation of the Partnership and could have a material adverse impact on unit holder distributions. TNCLP will continue to monitor the IRS regulatory activities.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets. Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•	risks related to TNCLP’s reliance on one production facility;

•	the volatility of natural gas prices in North America;

•	the cyclical nature of TNCLP’s business and the agricultural sector;

•	the global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•	conditions in the U.S. agricultural industry;

•	difficulties in securing the delivery, or delays or interruptions in the delivery of raw materials such as natural gas;

•	reliance on third-party providers of transportation services and equipment;

•	the significant risks and hazards involved in producing and handling TNCLP's products against which it may not be fully insured;

•	risks associated with cyber security;

•	weather conditions;

•	potential liabilities and expenditures related to environmental and health and safety laws and regulations;

•	future regulatory restrictions and requirements related to greenhouse gas emissions or other environmental items;

•	TNCLP’s inability to predict seasonal demand for its products accurately;

•	risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•	limited access to capital;

•	acts of terrorism and regulations to combat terrorism;

•	risks related to TNCLP’s dependence on and relationships with CF Industries;

•	deterioration of global market and economic conditions;

•	risks related to TNCLP's partnership structure and control of TNCLP’s General Partner by CF Industries;

•
changes in TNCLP’s available cash for distribution to its unitholders, due to, among other things, changes in its earnings, the amount of cash generated by its operations and the amount of cash reserves established by its General Partner for operating, capital and other requirements;

•	the conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•	tax risks to TNCLP's common unitholders and changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ website. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2015	December 31, 2014
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$60.0	$113.0
Due from affiliates of the General Partner	25.0	25.2
Accounts receivable	0.3	0.4
Inventories	6.0	9.6
Prepaid expenses and other current assets	1.4	0.3
Total current assets	92.7	148.5
Property, plant and equipment, net	312.3	259.4
Other assets	6.8	7.9
Total assets	$411.8	$415.8
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued expenses	$43.4	$32.4
Due to affiliates of the General Partner	8.2	4.2
Other current liabilities	1.3	3.6
Total current liabilities	52.9	40.2
Noncurrent liabilities	1.1	0.7
Partners' capital:
Limited partners' interests, 18,501,576 Common Units authorized, issued and outstanding	293.9	302.7
Limited partners' interests, 184,072 Class B Common Units authorized, issued and outstanding	2.1	2.2
General partner's interest	61.8	70.0
Total partners' capital	357.8	374.9
Total liabilities and partners' capital	$411.8	$415.8

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2015	2014
	(in millions, except per unit amounts)
Net sales:
Product sales to an affiliate of the General Partner	$126.3	$177.3
Other income from an affiliate of the General Partner	0.1	0.1
Other income	0.2	0.3
Total	126.6	177.7
Cost of goods sold:
Materials, supplies and services	54.0	64.6
Services provided by affiliates of the General Partner	7.6	5.6
Gross margin	65.0	107.5
Selling, general and administrative services provided by affiliates of the General Partner	3.9	3.9
Other general and administrative expenses	2.1	0.7
Net earnings	$59.0	$102.9
Allocation of net earnings:
General Partner	$20.9	$41.5
Class B Common Units	0.6	1.0
Common Units	37.5	60.4
Net earnings	$59.0	$102.9
Net earnings per Common Unit	$2.03	$3.26

TERRA NITROGEN COMPANY, L.P.
SUMMARIZED OPERATING INFORMATION

	Three months ended March 31,
	2015	2014
	(in millions, except as noted)
Sales volumes by products (tons in thousands)
Ammonia	95	98
UAN (1)	309	530

Average selling prices (dollars per ton)
Ammonia	$499	$413
UAN	254	258

Natural gas costs:
Purchased natural gas costs (per MMBtu)(2)	$2.88	$4.95
Realized derivatives (gain) loss (per MMBtu)(3)	0.63	(0.93)
Natural gas costs (per MMBtu)	$3.51	$4.02

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(1) The nitrogen content of UAN is 32% by weight.
(2) Includes the cost of natural gas purchased during the period for use in production.
(3) Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.